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EXHIBIT 99.1

            AT EQUITY MARKETING, INC.:
            Lisa Mueller
            Investor Relations
            (323) 932-4034

FOR IMMEDIATE RELEASE

              EQUITY MARKETING ANNOUNCES PRELIMINARY SECOND QUARTER
                     RESULTS AND REVISES FULL YEAR GUIDANCE


      LOS ANGELES, JULY 8, 2004 - Equity Marketing, Inc. (Nasdaq: EMAK), a leading marketing services firm, today announced preliminary financial results for the second quarter ended June 30, 2004 and provided updated guidance for the full year 2004.


PRELIMINARY SECOND QUARTER RESULTS

      For the second quarter, revenues are expected to range from $50 million to $51 million, and net loss per share is expected to range from ($0.10) to ($0.12). The Company's previous guidance had been for revenues to range from $53 million to $58 million, and diluted earnings per share to range from $0.02 to $0.08. The Company's diluted earnings (loss) per share, required to be reported based on GAAP, will differ somewhat from the revised guidance because of restructuring and integration charges that have occurred. The Company will provide further detail in its full earnings release on Thursday, July 29, 2004.

      The lower than expected revenue and earnings in the second quarter are primarily attributable to two factors:

      - Projects for a number of higher margin promotional programs were deferred into the third and fourth quarters, as well as one major shipment of higher margin consumer products was deferred to the first week of July;

      - A lower than expected overall gross margin due to the deferred shipments from the Company's higher margin revenue streams described above.


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REVISED 2004 GUIDANCE

      For the full year 2004, the Company is raising the bottom-end of its full year revenue guidance from $235 million to $245 million. The Company now believes revenues will range from $245 million to $260 million for the full year 2004.

      The Company also lowered its earnings range for the full year 2004, and diluted earnings per share are expected to range between $1.05 to $1.15. The Company's previous guidance had been $1.25 to $1.45 per diluted share. The Company's diluted earnings per share, required to be reported based on GAAP, will modestly differ from this guidance because of charges that have been incurred in the first half of the year and other charges that could occur in the second half.

      In addition to strength across key lines of business for the second half of 2004, revenue expectations for the year have been positively impacted by stronger volume trends for Burger King promotional programs resulting from improving business conditions at Burger King and a number of successful promotional programs centered on popular entertainment properties such as Shrek2((TM)) and Spiderman(R)2.

      Earnings expectations for 2004, however, have been affected by the following factors:

      - Lower than expected revenue contribution from the higher margin Consumer Products division, particularly with regard to the Scooby-Doo((TM)) line, as well as gross margin pressure in this division due to a changing sales mix;

      - Gross margin pressure on certain promotional programs, including the provision of lower margin logistical services.

      Commenting on the preliminary second quarter results and the revised full year outlook, Equity Marketing Chairman and Chief Executive Officer Don Kurz said, "Clearly we are disappointed in our first half financial performance. Our company is in transition from one heavily dependent on one customer to a diversified provider of integrated marketing services. We are experiencing margin pressures in some of our businesses and we are taking steps to boost gross margins company-wide and reduce costs to offset those shortfalls within the respective business units. In addition, we continue to make investments in the Company's active internal M&A effort (as opposed to the use of a third party), company-wide re-branding rollout and new business initiatives.


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      "Our increased focus on diversifying and growing the top-line is generating good results, and we are pleased with our efforts to win new business and expand existing relationships. Our financial position remains strong, with approximately $14 million in cash, cash equivalents and marketable securities at the end of the second quarter, and no debt. We expect to show strong sales and earnings growth in the second half, which should begin to demonstrate the benefits of the investments in organic growth and M&A we have made over the past several years," concluded Mr. Kurz.

CONFERENCE CALL AND WEBCAST

      The Company will host a conference call today at 6:00 p.m. ET/3:00 p.m. PT to discuss its preliminary second quarter financial results and revised full year guidance. All interested parties may listen to the live call or access a replay of the call via the Internet at www.equity-marketing.com. To listen to the live call, visit the Investor Relations page of the Web site at least 15 minutes prior to download any necessary software.


ABOUT EQUITY MARKETING

      Equity Marketing, Inc. is a leading global marketing services company based in Los Angeles, with offices in Chicago, Minneapolis, New York, Ontario
(CA), London, Paris and Hong Kong. The Company focuses on the design and execution of strategy-based marketing programs, with particular expertise in the areas of: strategic planning and research, entertainment marketing, design and manufacturing of custom promotional products, promotion, event marketing, collaborative marketing, and environmental branding. The Company's clients include Burger King Corporation, Diageo, Kellogg's, Kohl's, Macy's, Nordstrom, Procter & Gamble, and Subway Restaurants, among others. The Company complements its core marketing services business by developing and marketing distinctive consumer products, based on emerging and evergreen licensed properties, which are sold through specialty and mass-market retailers. More information about Equity Marketing is available on the Company's web site at www.equity-marketing.com.

NOTE: All trademarks and registered trademarks are property of their respective owners.

Certain expectations and projections regarding the future performance of Equity Marketing, Inc. discussed in this news release are forward-looking and are made under the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These expectations and projections are based on currently available competitive, financial and economic data along with the Company's operating plans and are subject to future events and uncertainties. Management cautions the reader that the following factors, among others, could cause the Company's actual


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consolidated results of operations and financial position in 2004 and thereafter to differ significantly from those expressed in forward-looking statements: the Company's dependence on a single customer; the significant quarter-to-quarter variability in the Company's revenues and net income; the Company's dependence on the popularity of licensed entertainment properties and the ability to license, develop and market new products; the Company's dependence on foreign manufacturers; the Company's need for additional working capital; the negative results of litigation, governmental proceedings or environmental matters; and the potential negative impact of past or future acquisitions. The Company undertakes no obligation to publicly release the results of any revisions to forward-looking statements, which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The risks highlighted herein should not be assumed to be the only items that could affect the future performance of the Company.


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